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Pitney Bowes Inc. - Form 10-Q                              Exhibit (i)
Three Months Ended March 31, 1995
Page 15 of 17
                          Pitney Bowes Inc.
                  Computation of Earnings per Share

                                          Three Months Ended March 31,
(Dollars in thousands, except per share data)         1995        1994(1)
Primary

Income from continuing operations (2)          $    95,989 $    81,607
Discontinued operations                             10,322      10,254
Effect of accounting change                              -    (119,532)

Net income (loss) applicable to common stock   $   106,311 $   (27,671)

Weighted  average number of common shares
  outstanding                                  151,117,351 158,151,500
Preference stock, $2.12 cumulative
  convertible                                      812,206     869,500
Stock option and purchase plans                    136,653     648,700

Total common and common equivalent shares
  outstanding                                  152,066,210 159,669,700

Income per common and common equivalent share  -
  primary:
    Continuing operations                      $       .63 $       .51
    Discontinued operations                            .07         .07
    Effect of accounting change                          -        (.75)

  Net income (loss)                            $       .70 $      (.17)

Fully Diluted

Income from continuing operations              $    95,989 $    81,608
Discontinued operations                             10,322      10,254
Effect of accounting change                              -    (119,532)

Net income (loss) applicable to common stock   $   106,311 $   (27,670)

Weighted average number of common shares
  outstanding                                  151,117,351 158,151,500
Preference stock, $2.12 cumulative
  convertible                                      812,206     869,500
Stock option and purchase plans                    168,807     676,275
Preferred stock, 4% cumulative convertible          11,550      16,568

Total common and common equivalent shares
  outstanding                                  152,109,914 159,713,843

Income per common and common equivalent share -
  fully diluted:
    Continuing operations                      $       .63 $       .51
    Discontinued operations                            .07         .07
    Effect of accounting change                          -        (.75)

    Net income (loss)                          $       .70 $      (.17)

(1)Reclassified to reflect discontinued operations.

(2)Income from continuing operations was adjusted for preferred dividends.
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